EXHIBIT 4.3

SPECIMEN WARRANT CERTIFICATE

NUMBER	WARRANTS
-

(SEE REVERSE SIDE FOR LEGEND)

(THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO 5:00 P.M.

NEW YORK CITY TIME,                     , 2011)

2020 CHINACAP ACQUIRCO, INC.

CUSIP 90212G 117

WARRANT

THIS CERTIFIES THAT, for value received,

             is the registered holder of a Warrant or Warrants expiring , 2011 (the “Warrant”) to purchase one fully paid and non-assessable share of Common Stock, par value $.0001 per share (the “Shares”), of 2020 CHINACAP ACQUIRCO, INC., a Delaware corporation (the “Company”), for each Warrant evidenced by this Warrant Certificate. The Warrant entitles the holder thereof to purchase from the Company, commencing on the later of (i) the Company’s completion of a business combination with a target business or (ii)                     , 2008, such number of Shares of the Company at the price of $5.50 per share, upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent, Continental Stock Transfer & Trust Company (such payment to be made by check made payable to the Warrant Agent), but only subject to the conditions set forth herein and in the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company. The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price and the number of Warrant Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term Warrant Price as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised.

The Warrant will not be exercisable unless at the time of exercise a prospectus relating to the Shares is current and the Shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrant. Under the terms of the Warrant Agreement, the Company has agreed to use its best efforts to meet these conditions until the expiration of the Warrant. However, the Company cannot guarantee that it will be able to do so, and if such conditions are not met, the holder hereof will be unable to exercise the Warrant and the Company will not be required to settle any such Warrant exercise. If the prospectus relating to the Shares is not current or if the Shares are not registered or qualified or exempt from qualification in the jurisdictions in which the holder hereof resides, the Company will not be required to net cash settle or cash settle the Warrant exercise, the Warrant may have no value, the market for the Warrant may be limited and the Warrant may expire worthless.

No fraction of a Share will be issued upon any exercise of a Warrant. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a Share, the Company will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder hereof or his assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant does not entitle the registered holder to any of the rights of a stockholder of the Company.

The Company reserves the right to call the Warrant at any time prior to its exercise, with a notice of call in writing to the holders of record of the Warrant, giving 30 days’ notice of such call at any time after the Warrant becomes exercisable (which will only occur if a registration statement and prospectus relating to the shares is effective and current) if the last sale price of the Shares equals or exceeds $11.50 per share on each of 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of such call is given. The call price of the Warrants is to be $.01 per Warrant. Any Warrant either not exercised or tendered back to the Company by the end of the date specified in the notice of call shall be canceled on the books of the Company and have no further value except for the $.01 call price.

By

	Secretary	Chief Executive Officer

SUBSCRIPTION FORM

To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise                              Warrants represented by this Warrant Certificate, and to purchase the shares of Common Stock issuable upon the exercise of such Warrants, and requests that Certificates for such shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated:
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

ASSIGNMENT

To Be Executed by the Registered Holder in Order to Assign Warrants

For value received,                          hereby sell, assign and  transfer unto

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE AND INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE) and to be delivered to

                     (PLEASE PRINT OR TYPE NAME AND ADDRESS)

             of the Warrants represented by this Warrant Certificate, and do hereby irrevocably constitute and appoint                                                                                                                                                                                                                           Attorney to transfer this Warrant Certificate on the books of the within named Company with full power of substitution in the premises.

Dated:	________________________
(Name)

THE SIGNATURE TO THE ASSIGNMENT OF THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE AMERICAN STOCK EXCHANGE, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE OR CHICAGO STOCK EXCHANGE.